Exhibit 5.1

September 1, 2016

Scientific Games Corporation

Ladies and Gentlemen:

We have acted as counsel to Scientific Games Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to an aggregate of 2,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), pursuant to the Scientific Games Corporation 2016 Employee Stock Purchase Plan (the “Plan”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Restated Certificate of Incorporation of the Company, as amended; (b) the Amended and Restated Bylaws of the Company; (c) certain resolutions adopted by the Board of Directors of the Company; and (d) the Plan.

In rendering our opinion, we have assumed, without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as certified, conformed duplicates or copies and the authenticity of the originals of such latter documents.  As to questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that the Shares when, and if, issued pursuant to the terms of the Plan will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.  The reference and limitation to the General Corporation Law of the State of Delaware includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Scientific Games Corporation	/s/ Cravath, Swaine & Moore LLP

6650 S. El Camino Road

Las Vegas, Nevada 89118